Exhibit (p)(18)

                                 CODE OF ETHICS
                                       FOR
                        SIT INVESTMENT ASSOCIATES, INC.,
                   SIT INVESTMENT FIXED INCOME ADVISORS, INC.
                        SIT FIXED INCOME ADVISORS II, LLC
                SIT/KIM INTERNATIONAL INVESTMENT ASSOCIATES, INC.
               SIT/KIM INTERNATIONAL INVESTMENT ASSOCIATES II, LLC
                                SIT MUTUAL FUNDS
                                       AND
                              SIA SECURITIES CORP.

                           I. PURPOSE AND CONSTRUCTION

This Code of Ethics ("Code") is adopted by Sit Investment Associates, Inc. ("SIA"); Sit Investment Fixed Income Advisors, Inc. ("SIFI"); Sit Fixed Income Advisors II, LLC ("SFI"); Sit/Kim International Investment Associates, Inc. ("Sit/Kim"); Sit/Kim International Investment Associates II, LLC ("Sit/Kim II"); the Sit Mutual Funds; and SIA Securities Corp. ("SSC") (collectively the "Sit Entities") in an effort to prevent violations of Section 17 of the 1940 Act;
Section 15(f) of the 1934 Act; and Section 204A of the Advisers Act and the Rules and Regulations thereunder; and comply with the code of ethics requirements of Section 406 of the Sarbanes Act and the Rules and Regulations thereunder.

This Code is designed to prevent wrongdoing and promote, among other things, honest and ethical conduct, avoidance of conflicts of interest, misuse of material nonpublic information, and compliance with applicable laws. This Code establishes rules of conduct for all employees of the Sit Entities. The Code is based upon the principle that the Sit Entities and its employees owe a fiduciary duty to their clients and shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients and shareholders, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the Sit Entities continue to be applied. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. The Sit Entities' reputation for fair and honest dealing with their clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Sit Entities. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

Employees are urged to seek the advice of Paul Rasmussen, the Chief Compliance Officer, or Kelly Boston for any questions about the Code or the application of the Code to their individual circumstances.

                                 II. DEFINITIONS

A. "Access Person" means any director, officer, general partner, or Advisory Person of any of the Sit Entities.

B.    "Advisers Act" means the Investment Advisers Act of 1940, 15 U.S.C.
      Section 30b-1 to Section 30b-21.

C.    "Advisory Person" means:

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      1.    Any employee of any of the Sit Entities (or of any company in a control relationship to any of the Sit Entities); and

      2. Any natural person in a control relationship to any of the Sit Entities who obtains information concerning recommendations made to a Sit Fund with regard to the purchase or sale of a security.

D.    "Affiliated Person" of another person means:

      1. Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

      2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

      3. Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

      4. Any officer, director, partner, co-partner, or employee of such other person;

      5. If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

      6. If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

E. "Associated Person" means any partner, officer, director, or branch manager of SIA, SIFI, SFI, Sit/Kim, Sit/Kim II, or SSC (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with SIA, SIFI, SFI, Sit/Kim, or Sit/Kim II, or any employee of SIA, SIFI, SFI, Sit/Kim, Sit/Kim II, or SSC.

F. "Control" shall have the meaning as that set forth in section 2(a)(9) of the 1940 Act.

G. "Financial Officer" means the Sit Funds' principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

H. "Insider" means SIA or the Sit Funds, or an Access Person , or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an "Insider" if he enters into a special confidential relationship in the conduct of the affairs of SIA or the Sit Funds, or any Affiliated Person thereof, and as a result is given access to material, nonpublic information. Examples of such Insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.

I. "Insider Trading" means the use of material, nonpublic information to trade in a Security (whether or not one is an Insider) or the communication of material, nonpublic information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

      1. Trading in a Security by an Insider, while in possession of material, nonpublic information;

      2. Trading in a Security by a person who is not an Insider, while in possession of material, nonpublic information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

      3. Communicating material, nonpublic information to any person, who then trades in a Security while in possession of such information.

J. "Material information" means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

K. "Member of immediate family" of a person includes such person's spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his or her immediate family has a substantial beneficial interest, unless neither such person nor any other member of his or her immediate family is able to control or participate in the investment decisions of such trust or estate.

L. "Nonpublic information" means information that has not been effectively communicated to the market place.

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M.    "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

N. "Restricted List" means a list of Securities maintained by SIA in which proprietary and personal transactions are prohibited.

O. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies (commonly referred to as mutual funds) provided however, "Security" includes exchange traded funds ("ETFs"); and further provided, that for purposes of the Insider Trading prohibition of Section III.A., "Security" shall include all securities set forth in Section 2(a)(36) of the 1940 Act.

P.    "Sarbanes Act" means the Sarbanes-Oxley Act of 2002.

Q. "Security held or to be acquired" by a registered investment company means any Security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

R. "Sit Fund" (individually) or "Sit Funds" (collectively) means the listed investment companies within the Sit Mutual Funds, a family of mutual funds registered under the 1940 Act for which SIA acts as the investment adviser and manager:

      1.    Sit Mid Cap Growth Fund, Inc.;

      2.    Sit Large Cap Growth Fund, Inc.;

      3.    Sit U.S. Government Securities Fund, Inc.;

      4.    Sit Money Market Fund, Inc.;

      5. Sit Mutual Funds, Inc. (Sit International Growth Fund (series A), Sit Balanced Fund (series B), Sit Developing Markets Growth Fund (series C), Sit Small Cap Growth Fund (series D), Sit Science and Technology Growth Fund (series E), and Sit Dividend Growth Fund (Series G));

      6. Sit Mutual Funds II, Inc. (Sit Tax-Free Income Fund (series A), and Sit Minnesota Tax-Free Income Fund (series B)); and

      7.    Sit Mutual Funds Trust. (Sit Florida Tax-Free Income Fund (Series
            A)).

S. "1934 Act" means the Securities Exchange Act of 1934, 15 U.S.C. Section 78a to 78kk.

T. "1940 Act" means the Investment Company Act of 1940, 15 U.S.C. Section 80a-1 to Section 80a-64.

                                III. RESTRICTIONS

A.    Nonpublic Information.

      1. An Insider shall use due care to ensure that material, nonpublic information remains secure and shall not divulge to any person any material, nonpublic information, except in the performance of his or her duties. For example, files containing material, nonpublic information should be sealed, and access to computer files containing material, nonpublic information should be restricted.

      2. No Insider shall engage in Insider Trading, on behalf of himself or others.

      3. An Access Person shall not divulge to any person contemplated or completed securities transactions of a Sit Fund or client account, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge.

      4. Questions regarding whether the information is material and/or nonpublic may be directed to the Chairman of SIA, his designee or the Chief Compliance Officer.

B. Section 17(d) Limitations. No Affiliated Person of a Sit Fund, or any Affiliated Person of such person, acting as principal, shall effect any transaction in which a Sit Fund, or a company controlled by a Sit Fund, is a joint or a joint and several participant with such person or affiliated person, in contravention of such rules and regulations as the Securities and Exchange Commission may prescribe under Section 17(d) of the 1940 Act for the purpose of limiting or preventing participation by the Sit Funds or controlled companies on a basis different from or less advantageous than that of such other participant.

C. Prescribed Activities Under Rule 17j-l(a). Rule 17j-l(a) under the 1940 Act provides: It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any Affiliated Person of an investment adviser of or principal underwriter for a registered investment

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      company in connection with the purchase or sale, directly, or indirectly, by such a person of a security held or to be acquired, as defined in this section, by such registered investment company:

      1. To employ any device, scheme or artifice to defraud such registered investment company;

      2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

      3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

      4. To engage in any manipulative practice with respect to such registered investment company.

      Any violation of Rule 17j-1(a) shall be deemed to be a violation of the Code.

D.    Limitations on Personal Security Transactions.

      1. An Advisory Person, or any member of his or her immediate family, shall not purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if at the time of such purchase or sale such
            Security:

            a.    is included on the Restricted List maintained by SIA; or

            b.    is held or to be acquired by a Sit Fund or client account.

                  However, the purchase or sale of a Security more than ten (10) trading days prior to or ten (10) trading days after a purchase or sale of such Security by a Sit Fund or client account shall not be a violation of this Paragraph III.D.1.b. and provided that the ten day waiting period does not apply if the Sit Funds and client accounts have sold all their interests in that Security.

      2. An Advisory Person, or any member of his or her immediate family shall not purchase securities offered in an initial public offering or a limited offering (for purposes of the Code, limited offering does not include private placements).

      3. An Advisory Person, or any member of his or her immediate family, shall not purchase and sell the same (or equivalent) securities within 60 calendar days; and shall not sale and purchase the same (or equivalent) securities within 60 calendar days.

      4. An Advisory Person, or any member of his or her immediate family, shall not effect more than the lesser of the following number of purchase and/or sale transactions a.) twenty (20) transactions within one calendar quarter or b.) fifty (50) transactions within one calendar year, without the advance written approval of the Chairman of the SIA or his designee. Multiple purchases or sales of the same security effected contemporaneously shall be considered a single transaction for purposes of this Paragraph III.D.4.

      5. An Access Person, or any member of his or her immediate family, shall not purchase, sell or exchange shares of the Sit Funds for the purpose of arbitrage or market timing, or in a manner which is inconsistent with the requirements of the Sit Fund's then current prospectus, and shall not engage in the frequent purchase and sale of shares of the Sit Funds.

E. Prior Clearance of Personal Security Transaction. Prior to the sale or purchase of Securities, an Advisory Person, or any member of his or her immediate family, must obtain written clearance for the transaction from the Chairman of SIA or his designee.

                           IV. REPORTING REQUIREMENTS

A.    Personal Security Holdings

      1. Initial Holdings Report. Not later than ten (10) days after becoming an Access Person, such person shall submit an initial holdings report listing the following information (such information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

            a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security and Sit Fund shares in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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            b.    The name of any broker, dealer or bank with whom the Access
                  Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

            c.    The date that the report is submitted by the Access Person.

      2. Annual Holdings Report. On or before January 30 of each year, each Access Person shall submit an annual holdings report containing the following information current as of the preceding December 31:

            a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security and Sit Fund shares in which the Access Person had any direct or indirect beneficial ownership;

            b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

            c.    The date that the report is submitted by the Access Person.

      3. Quarterly Report. Not later than thirty (30) days after the end of each calendar quarter, each Access Person shall submit a report which shall specify the following information:

            a. With respect to any transaction during the quarter in a Security or Sit Fund shares in which the Access Person had any direct or indirect beneficial ownership:

                  i. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security or Sit Fund shares involved;

                  ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  iii. The price of the Security or Sit Fund shares at which the transaction was effected;

                  iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                  v.    The date that the report is submitted by the Access
                        Person.

            b. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                  i. The name of the broker, dealer or bank with whom the Access Person established the account;

                  ii.   The date the account was established; and

                  iii.  The date that the report is submitted by the Access
                        Person.

            If no transactions have occurred during the period, the report shall so indicate.

      4. Broker Statements and Confirmations. Each Access Person shall insure that SIA receives duplicate copies of his or her, and any member of his or her immediate family's, including for purposes of this section any relative living in the same household, confirmations and statements for all securities accounts directly from all brokerage firms; provided that this Section IV.A.4. shall not apply to a person who is an "Access Person" solely because such person is an officer of the Sit Mutual Funds.

      5. Annual Certification. Each Access Person must certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

      6. Disclosure of Holdings. An Advisory Person shall immediately notify SIA of any Security held by him or her (including any member of his or her immediate family) that he or she knows or should know is included on the Restricted List maintained by SIA or which is being considered for purchase by a Sit Fund or client account. A Security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated and, with respect to the persons making the recommendation, when such person seriously considers making such a recommendation.

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      7.    Limitation on Reporting Requirements. No Access Person shall be required to make a report under section IV. A herein:

            a. With respect to transactions effected for, and Securities and Sit Fund shares held in, any account over which such person does not have any direct or indirect influence or control; or

            b. If such a person is a director of a Sit Fund who is not an "interested person" of the Sit Fund within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Sit Fund director; or if such a person is a director of SIA, SIFIA, SFI, Sit/Kim or Sit/Kim II (individually an "Adviser", jointly the "Advisers") who would not be an "interested person" of the Sit Funds within the meaning of section 2(a)(19) of the 1940 Act, for any reason other than that he or she is a director of an Adviser and knowingly has a direct or indirect beneficial interest in securities issued by an Adviser, and has no involvement with the day-to-day operations of either the Advisers or the Sit Funds, and who would be required to make a report solely by reason of being an Adviser director; need not make:

                  i. An initial holdings report under paragraph (A)(1) of this section and an annual holdings report under paragraph (A)(2) of this section; and

                  ii. A quarterly transaction report under paragraph (A)(3) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Sit Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Security, the Sit Fund purchased or sold the Security, or the Sit Fund or an Adviser considered purchasing or selling the Security; or

            c. Where a report made to SIA would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act; or

            d. An Access Person need not make a quarterly transaction report under paragraph (A)(3) of this section, if the report would duplicate information contained in broker trade confirmations or account statements received by SIA, with respect to the Access Person in the time period required by paragraph (A)(3), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Sit Funds or SIA; or

            e. An Access Person need not instruct the Sit Funds to provide duplicate copies of statements and confirmations under paragraph (A)(4) of this section, if all of the information contained in the broker trade confirmations or account statements is contained in the records of the Sit Funds or SIA.

            f. The limitations on reporting requirements set forth in section 7.b. herein do not apply to the requirement that an Access Person make reports regarding transactions and holdings of Sit Fund shares. A director of a Sit Fund or an Adviser must make a report of his or her holdings pursuant to the provision of
                  Section IV.A.1., 2, and 3 with respect to holdings of Sit Fund shares.

      8. Filing of Reports. All reports prepared pursuant to this Article IV.A. shall be filed with the Chief Compliance Officer of SIA or his designee.

B. Reports of Violations or the Appearance of a Violation. Access Persons shall promptly report any activity, transaction, or event which is, or might appear to be, in violation of this Code. Any report of a violation or the appearance of a violation shall be made to the Chief Compliance Officer of SIA, the reporting person's immediate supervisor, other senior officer of SIA, or a member of the board of directors of SIA or the Sit Funds as appropriate, provided such person receiving the report should not be involved in the matter giving rise to the violation or potential violation. Any report may be made on a confidential or anonymous basis.

C. Reports to Sit Fund Audit Committees. Each Sit Fund has established an audit committee composed of directors who are not interested persons of the Sit Funds to oversee the Sit Funds' accounting and financial reporting policies and practices, their internal controls, the internal controls of the Sit Funds' accounting, transfer agency and custody service providers and to oversee the Sit Funds' financial reporting and the independent audit of the Sit Funds' financial statements. Access Persons shall

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      promptly report to any member of the Sit Funds' audit committees concerns regarding questionable accounting or auditing matters (including issues regarding the adequacy of accounting controls). Such reports may be made on a confidential or anonymous basis. A schedule of the Sit Funds' audit committees members and their contact information is attached as an exhibit hereto.

D. Certification to General Counsel of Sit Funds. Prior to February 1 of each year, SIA shall prepare and deliver to the General Counsel of the Sit Funds a report which shall describe in detail violations of this Code for the prior calendar year, unless such violations have previously been reported to the General Counsel of the Sit Funds.

E. Dissemination of Reports. The General Counsel of the Sit Funds shall have the right at any time to receive copies of any reports submitted pursuant to this Article IV. Such General Counsel shall keep all reports confidential except as disclosure thereof to the Boards of Directors of the Sit Funds or of SIA or other appropriate persons may be reasonably necessary to accomplish the purposes of this Code.

                            V. SUPERVISORY PROCEDURES

The following supervisory procedures shall be implemented:

A. Prevention of Insider Trading. To prevent Insider Trading, the Chairman of SIA or his designee shall:

      1. Take appropriate measures to familiarize Associated Persons and Access Persons with the Code;

      2.    Answer questions regarding the Code;

      3. Resolve issues of whether information received by an Insider is material and/or nonpublic; and

      4.    Review and update the Code as necessary.

B. Detection of Insider Trading. To detect Insider Trading, the Chairman of SIA or his designee shall:

      1. Review the trading activity and holdings reports filed by each Associated Person and Access Person; and

      2.    Review the trading activity of SIA and the Sit Funds.

C. Administration of the Code. The Chief Compliance Officer of SIA or his designee shall, at least annually, provide the Sit Funds' Board with a written report that:

      1. Describes any issues arising under the Code or procedures since the last report to the Boards of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

      2. Certifies that the fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonable necessary to prevent Associated Persons and Access Persons from violating the Code.

                                  VI. COVENANTS

A. Covenant to Exercise Best Judgment. An Associated Person shall act on his or her best judgment in effecting, or failing to effect, any Sit Fund and client account transaction and such Associated Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Sit Fund and client account portfolio transactions.

B. Financial Officers Covenant. Financial Officers shall act in a manner consistent with the standards necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents filed by the Sit Funds and in other public communications; and compliance with applicable governmental laws, rules and regulations.

                         VII. ENFORCEMENT AND SANCTIONS

A. General. Any Access Person of SIA who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of SIA in its discretion. If an alleged violator is not affiliated with SIA, the Board of Directors of the Sit

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      Fund or Sit Funds involved shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including without limitation:

      1.    The degree of willfulness of the violation;

      2.    The severity of the violation;

      3. The extent, if any, to which the violator profited or benefited from the violation.

      4. The adverse effect, if any, of the violation on the Sit Fund or Sit Funds;

      5. The market value and liquidity of the class of Securities involved in the violation;

      6.    The prior violations of the Code, if any, by the violator;

      7.    The circumstances of discovery of the violation; and

      8. If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Sit Fund purchase or sale was made and (b) the violator's justification for making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.    Violations of Section III.D.

      1. At its election, a Sit Fund may choose to treat a transaction prohibited under Section III.D. of this Code as having been made for its account. Such an election may be made only by a majority vote of the directors of the Sit Fund who are not Affiliated Persons of SIA. Notice of an election under this Paragraph B.1 shall not be effective unless given to SIA within sixty (60) days after the Sit Fund is notified of such transaction. In the event of a violation involving more than one Sit Fund, recovery shall be allocated between the affected Sit Funds in proportion to the relative net asset values of the Sit Funds as of the date of the violation. A violator shall be obligated to pay the Sit Fund any sums due to said Sit Fund pursuant to paragraph B.2 below due to a violation by a member of the immediate family of such violator.

      2. If Securities purchased in violation of Section III.D. of this Code have been sold by the violator in a bona fide sale, the Sit Fund shall be entitled to recover the profit made by the violator. If such Securities are still owned by the violator, or have been disposed of by such violator other than by a bona fide sale at the time notice of election is given by the Sit Fund, the Sit Fund shall be entitled to recover the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Sit Fund acquired such Securities. If the violation consists of a sale of Securities in violation of Section III.D. of this Code, the Sit Fund shall be entitled to recover the difference between the net sale price per share received by the violator and the net sale price per share received by the Sit Fund, multiplied by the number of shares sold by the violator. Each violation shall be treated individually and no offsetting or netting of violations shall be permitted.

      3. Knowledge on the part of the General Counsel of a Sit Fund of a transaction in violation of Section III.D. of this Code shall be deemed to be notice to the Sit Fund under Paragraph VII.B.1. Knowledge on the part of a director or officer of a Sit Fund who is an Affiliated Person of SIA of a transaction in violation of this Code shall not be deemed to be notice under Paragraph VII.B.1.

      4. If the Board of Directors of a Sit Fund determine that a violation of this Code has caused financial detriment to such Sit Fund, upon reasonable notice to SIA, SIA shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Sit Fund such Securities, or to pay to the Sit Fund such sums, as the Sit Fund shall declare to be due under this Section VII.B., provided that:

            a. SIA shall not be required to bring legal action if the amount recoverable reasonably would not be expected to exceed $2,500;

            b. In lieu of bringing a legal action against the violator, SIA may elect to pay to the Sit Fund such sums as the Sit Fund shall declare to be due under this Section VII.B.; and

            c. SIA shall have no obligation to bring any legal action if the violator was not an Affiliated Person of SIA.

C. Rights of Alleged Violator. A person charged with a violation of this Code shall have the opportunity to appear before the Board of Directors as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all

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

      charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D. Notification to General Counsel of Sit Funds. The General Counsel of the Sit Fund involved shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.

E. Delegation of Duties. The Board of Directors may delegate its enforcement duties under this Article VII to a special committee of the Board of Directors comprised of at least three persons; provided, however, that no director shall serve on such committee or participate in the deliberations of the Board of Directors hereunder who is charged with a violation of this Code.

F. Non-exclusivity of Sanctions. The imposition of sanctions hereunder by the Board of Directors of SIA shall not preclude the imposition of additional sanctions by the Board of Directors of the Sit Funds and shall not be deemed a waiver of any rights by the Sit Funds. In addition to sanctions which may be imposed by the Boards of Directors of SIA and the Sit Funds, persons who violate this Code may be subject to various penalties and sanctions including, for example, (i) injunctions; (ii) treble damages;
      (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether nor not the person actually benefited; and (v) jail sentences.

                         VIII. MISCELLANEOUS PROVISIONS

A. Identification of Associated Persons and Access Persons. SIA shall, on behalf of the Sit Funds, identify all Associated Persons and Access Persons who are under a duty to make reports under Section IV.A. and shall inform such persons of such duty.

B. Maintenance of Records. SIA shall, on behalf of the Sit Funds, maintain and make available records as required by Rule 17j-l(d).

C. Prior Clearance Procedure. Prior to effecting a transaction in a Security, an Insider (other than persons covered under Section III.E.) may notify SIA of the proposed transaction, and the name, title, and amount of the Security involved. SIA shall determine whether such proposed transaction would, may, or would not be consistent with this Code. Such conclusion shall be promptly communicated to the Insider making such request. Absent extraordinary circumstances, no Insider shall be deemed to have violated this Code for effecting a Securities transaction, if such Insider has been advised by SIA that the transaction would be consistent with this Code. SIA shall make written records of actions under this Section VII.C., which records shall be maintained and made available in the manner required by Rule 17j-l(d).

D. Effective Date. The effective date of this Code, as amended, shall be December 9, 2005.

E. Disclosure of Code of Ethics. This Code is on public file with, and available from, the Securities and Exchange Commission ("SEC"), as an exhibit to the Sit Funds' Registration Statement.

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

                                          Exhibit A
                                      Sit Mutual Funds
                                     Board of Directors
                                       Audit Committee

Mr. Melvin C. Bahle
    #1 Muirfield Lane
    St. Louis MO 63141
    314-434-2535

Mr. John P. Fagan
    1319 Southwind Drive
    Northbrook, IL 60062
    (847) 272-9059

Dr. Sidney Jones
    8505 Parliament Drive.
    Potomac MD 20854
    301-983-8587

Mr. Bruce Lueck
    1026 Cowper Drive
    Raliegh, NC 27608
    919-833-9544

Mr. Donald W. Phillips
    WP Global Partners Inc.
    30 South Wacker Drive
    Suite 3920
    Chicago, IL  60606
    312-277-2020

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